Exhibit 5.1

___________, 2024

New Arena Holdco, Inc.

c/o The Arena Group Holdings, Inc.

200 Vesey Street

24th Floor

New York, New York 10281

Re:	Registration Statement on Form S-4 by New Arena Holdco, Inc.

Ladies and Gentlemen:

We have acted as counsel to New Arena Holdco, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 76,141,416 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Business Combination Agreement, dated as of November 5, 2023 (as amended by Amendment No. 1 to the Business Combination Agreement, dated as of December 1, 2023, and as it may be further amended from time to time, the “Transaction Agreement”) by and among The Arena Group Holdings, Inc. a Delaware corporation (“Arena”), Simplify Inventions LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify (“Bridge Media”), the Company, a wholly owned subsidiary of Arena, Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and Energy Merger Sub II, LLC a Delaware limited liability company and a wholly owned subsidiary of the Company, to combine Bridge Media and Arena under a new publicly traded company, the Company. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 9, 2024 (Registration No. 333-276999) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Transaction Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Greenberg Traurig, LLP. under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

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___________, 2024

Very truly yours,

GREENBERG TRAURIG, LLP